EXHIBIT 10.9

PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into on November 2, 2011, by and between GameTech International Inc., a Delaware corporation (“Seller”), and Kassbohrer All Terrain Vehicles, Inc., a Maine corporation, or its permitted assignee (“Buyer”).

1.
Purchase and Sale.  Upon all the terms and conditions contained in this Agreement, Buyer hereby agrees to purchase from Seller and Seller hereby agrees to sell to Buyer, that certain real property known as 8850 Double Diamond Parkway, Reno, Nevada, together with all improvements thereon and all rights and appurtenances pertaining thereto, including any right, title, and interest of Seller in and to any rights-of-way, easements, or strips of land, and any entitlements, water rights, or development rights (collectively, the “Property”) and the personal property (“Personal Property”) described in Section 4(d) below. The Property includes an approximately 115,140 square foot industrial facility situated on approximately 4.91+/- acres, APN 163-090-40 and is legally described in Exhibit A attached hereto and incorporated herein.

2.
Escrow.  Escrow shall be opened with Ticor Title of Nevada, Inc., 5441 Kietzke Lane, Suite 100, Reno, Nevada 89511, Attention: Rabecca Rich (“Escrowholder”), when Buyer delivers a fully executed copy of this Agreement to Escrowholder along with the Deposit referred to in Section 4(a) below.   As used in this Agreement, the term “Escrow Opening Date” shall mean the first (1st) business day after the date Escrowholder receives a fully executed copy of this Agreement.  This Agreement shall serve as escrow instructions to Escrowholder, and Escrowholder is authorized and instructed to act in accordance with the terms of this Agreement. Seller shall provide Buyer with copies of all relevant information and studies relating to the Property or the condition thereof in Seller’s possession or control or that of its employees, consultants, agents and contractors, within three (3) business days of mutual execution of this Agreement, including without limitation the property tax bill, all inspection and environmental reports relating to the Property and all building plans, including as-built plans for the Property (“Due Diligence/Investigation Materials”). Buyer shall provide copies of the Due Diligence/Investigation Materials to Seller if Closing does not occur, at no cost to Seller.

3.
Closing of Escrow.  The terms “Closing” and “Close of Escrow” shall mean the completion of the purchase, exchange of money and documents, delivery of an executed and recordable Grant, Bargain and Sale Deed conveying the Property, and delivery of possession of the Property to Buyer.  The Closing shall take place through Escrow upon satisfaction (or waiver by the appropriate party) of all conditions to Closing set forth herein on or before December 28, 2011 or such later date as the parties may mutually agree in writing.  In connection with the Closing and subject to the terms and conditions of this Agreement, the Escrowholder will release to the Agent (as defined in the Lender Consent, as defined in Section 7(b)) the Purchase Price funds, as required under the Lender Consent, less all applicable Seller costs, expenses, and pro-rations as set forth in this Agreement.

Seller [______]          Buyer [_____]

4.
Purchase Price.    The purchase price (“Purchase Price”) for the Property shall be Six Million One Hundred and Twenty Five Thousand Dollars ($6,125,000).  The Purchase Price shall be paid into Escrow as follows:

(a)
The sum of Fifty Thousand Dollars ($50,000.00) to be delivered to Escrowholder in the form of immediately available funds (the “Initial Deposit”).  The Initial Deposit is refundable upon termination of this Purchase Agreement during the Investigation Period, upon default by Seller or upon failure of any conditions to Buyer’s obligations to close under this Agreement.  In the event Buyer fails to deliver the Initial Deposit to Escrowholder within three (3) business days of the date first written above, the Escrow shall be deemed automatically canceled and this Agreement shall terminate.

(b)
Unless Buyer shall terminate this Agreement as provided herein, Buyer shall deposit an additional One Hundred and Fifty Thousand Dollars ($150,000.00) into Escrow upon expiration of the Investigation Period (the “Additional Deposit”).  The Initial Deposit together with the Additional Deposit shall become and be referred to herein as the “Deposit”.  The Deposit of Two Hundred Thousand Dollars ($200,000.00) shall become non-refundable but remain applicable to the Purchase Price at Close of Escrow at the end of the Investigation Period, except in the instance of a default by Seller hereunder or failure of Buyer’s conditions to close under this Agreement.

Escrowholder shall place the Deposit into a standard federally insured passbook interest-bearing savings account at a financial institution acceptable to Seller, with the interest on the Deposit being credited to Buyer.  The Deposit shall be applied to the Purchase Price at Close of Escrow.

(c)
The sum of Five Million Nine Hundred and Twenty Five Thousand Dollars ($5,925,000.00) in immediately available funds to be delivered into Escrow at least one business day prior to Closing.  This amount will be combined with the Deposit of Two Hundred Thousand Dollars ($200,000.00) and shall constitute full payment for the Property.

(d)
Personal Property Included in Sale:  The following Personal Property shall be included in the Purchase Price: (i) warehouse racking in the caged area of the warehouse and the three sets of warehouse racking (double and single) along the north side of the warehouse, (ii) the board room furnishings in the room referred to as room 201 in the floor plan (“Floor Plan”) attached hereto as Exhibit B, (iii) office furniture in ten of the executive offices numbered 202, 203, 205, 206, 209, 212, 215, 103, 102, and 157, (iv) the conference room table and chairs in conference rooms 166 and 235, (v) some of the existing office cubicles sufficient to seat twenty (20) employees, (vi) the entry/reception area couch and chair, (vii) the appliances in the micro kitchen next to the board room, (viii) and the main break room appliances (refrigerator and dish washer).  During the Investigation Period, Seller and Buyer will cooperate to prepare an accurate and complete inventory of the Personal Property.

Seller [______]          Buyer [_____]

5.	Costs and Pro-rations.

(a)	Buyer and Seller each shall pay one-half (1/2) of all Escrow fees, recording costs, and real property transfer taxes.

(b)
Seller shall pay the cost of a CLTA policy of the Title Policy referred to in Section 6(b) below.  If Buyer or Buyer’s lender desire or require ALTA coverage, a survey of the Property or any endorsements to a policy of title insurance, such costs shall be incurred solely by Buyer.

(c)	Buyer and Seller shall each pay their own respective legal and accounting costs outside of Escrow.

(d)
All real property taxes on the Property (based upon the latest available tax information) shall be prorated through Escrow between Buyer and Seller as of the Closing using the customary escrow procedures of Escrowholder.  Seller shall be responsible for the payment of any bonds or encumbrances currently assessed to the property, including any special assessments presently constituting a lien against the property

(e)	All other costs or expenses not otherwise provided for in this Agreement, if any, shall be apportioned or allocated between Buyer and Seller using the customary escrow procedures of Escrowholder.

(f)
Prior to the Closing, Buyer and Seller shall review and approve the above prorations.  If the actual amounts to be prorated are not then known, or if any additional expenses are incurred after the date the prorations are made, the prorations shall be made on the basis of the best evidence then available.  When actual figures are later received, a cash settlement will be made between Seller and Buyer.  All utility bills shall be prorated when the last bill incurred by Seller is received.  The provisions of this paragraph shall survive the Closing.

6.
Buyer Conditions to Closing; Seller Covenants.  The following are covenants of Seller as well as conditions to the obligations of Buyer to complete the purchase and sale of the Property, the satisfaction or waiver of which must occur at or prior to Closing or such earlier date as specified below:

(a)
Transfer and Possession.  Seller shall deliver into Escrow an executed and recordable Grant, Bargain and Sale Deed, (“Deed”) conveying the Property and a Bill of Sale conveying the Personal Property, each drafted by Escrowholder, and each in a form approved by Buyer and sufficient to convey title to the Property and Personal Property to Buyer, subject only to the matters described in the following subsection.  When all required funds and instruments have been deposited into Escrow by the appropriate parties, and when all other conditions to Closing have been fulfilled (or waived by the appropriate party), Escrowholder shall cause to be recorded such Grant, Bargain and Sale Deed and shall deliver to Buyer the Bill of Sale, whereupon Buyer shall be entitled to possession of the Property and the Personal Property, subject to the terms of the Lease Agreement, as described in Section 16 below.

Seller [______]          Buyer [_____]

(b)	i)
Title to Property.  Escrowholder shall be committed to deliver to Buyer CLTA owner’s policy of title insurance (“Title Policy”), dated as of the Closing, insuring Buyer in an amount equal to the Purchase Price, and showing title vested in Buyer subject only to:

(a)	Non-delinquent real property taxes excluding all general and special bonds, assessments or other encumbrances, all of which Seller agrees to pay at or before closing;
(b)	The pre-printed exceptions contained in the foregoing Title Policy;
(c)	All other matters approved in writing by Buyer hereunder; and
(d)
All matters shown on a preliminary title report, dated not later than ten (10) days after or thirty (30) days before the date of this Agreement, except only such matters as Buyer may have expressly disapproved by giving written notice to Seller and Escrowholder within thirty (30) days after Buyer’s acknowledged receipt of: (aa) such report and (bb) full copies of all instruments and other exceptions (other than tax bills) referred to therein.  Buyer’s failure to disapprove any such item by giving such notice to Seller and Escrowholder within the foregoing period shall constitute irrevocable approval of all such items. All monetary liens shall be deemed disapproved and shall be removed by Seller at or before the closing.

ii)
Title to Personal Property.   In connection with Closing and upon satisfaction of the terms and conditions of the Lender Consent, the Personal Property shall be conveyed to Buyer free and clear of all liens and encumbrances.

(c)
Buyer’s Investigation.  Buyer shall have until December 16, 2011, or sooner (“Investigation Period”) to conduct feasibility and other studies at Buyer’s sole cost, to review title, and conduct any inspections desired by Buyer.  The cost of Buyer’s investigation of the Property shall be borne solely by Buyer.  Additionally, Buyer shall indemnify, defend and hold harmless Seller from and against any and all damage to the Property incurred as a result of Buyer’s investigation and shall return the Property to its original condition.  If Buyer determines that Buyer does not wish to proceed with the purchase of the Property for any reason or no reason whatsoever in Buyer’s sole discretion, Buyer may cancel this Agreement by written notice to Seller and Escrowholder prior to the expiration of the Investigation Period.  If Buyer does not cancel this Agreement within the time period set forth above, then Buyer shall be deemed to have approved the condition of the Property in all respects and Buyer’s right to terminate under this Section 6(c) shall terminate.  For purposes of facilitating the investigation, Seller grants to Buyer and Buyer’s agents, employees and contractors a non-exclusive right and license to enter upon the Property, at reasonable times for the purpose of conducting the investigation and preparing the inventory of Personal Property, provided that Buyer: (i) notifies Seller at least two (2) business days in advance of any tests and/or inspections, specifying the time and nature of any tests and/or inspections; and (ii) Seller or Seller’s agent shall be entitled to be present at such tests and/or inspections.  Notwithstanding anything to the contrary herein, Buyer shall keep Seller fully informed regarding such tests and/or inspections and shall provide Seller with copies of all reports and studies performed with respect to the Property.  Any invasive testing, such as (without limitation) boring or drilling, shall require the prior written consent of Seller, which shall not be unreasonably withheld.

Seller [______]          Buyer [_____]

(d)
Seller Best Efforts. Seller will exercise good faith, best efforts to timely satisfy all conditions and requirements under the Lender Consent (as defined in Section 7(b) below), to obtain all Lender Approvals (as defined in Section 7(b)) provided for under the Lender Consent and to otherwise obtain the full release of all liens and encumbrances of the Lenders and Agents (as defined in the Lender Consent) on the Property and the Personal Property on or before the Closing, as provided for in the Lender Consent.

(e)
Compliance by Seller.  Seller shall have complied with each and every covenant, undertaking and agreement to be kept or performed by Seller as provided in this Agreement; and each representation and warranty made in this Agreement by Seller shall remain true and accurate in all respects both at the time made and at Closing.

(f)
Improvement Costs.   Seller shall pay and satisfy all costs and expenses for any and all improvements relative to the Property at or before the Closing, and at or before the Closing Seller shall have substantially completed all such improvements, notices of completion shall have been recorded for such improvements by Seller, and final certificates of occupancy issued therefore.

(g)
Termination.  If any of the foregoing Buyer conditions are neither fulfilled, nor waived by Buyer as provided above, Buyer, at its election and by written notice to Seller, may terminate this Agreement (subject to Seller’s right to cure as provided for herein) and be released from all obligations under this Agreement (except for obligations which expressly survive termination).  In the event of such termination by Buyer, the Deposit shall be returned immediately to Buyer, all documents deposited in Escrow by Buyer or Seller shall be returned to the depositing party and, unless Seller shall be in default hereunder (in which event Seller shall pay the costs of Escrowholder), the costs of the Escrowholder shall be borne equally by Buyer and Seller.

7.
Seller Conditions to Closing.  The following are conditions to the obligations of Seller to complete the purchase and sale of the Property, the satisfaction of which conditions must occur at or prior to Closing or such earlier date as specified below:

(a)
Compliance by Buyer.  Buyer shall have complied with each and every covenant, undertaking and agreement to be kept or performed by Buyer as provided in this Agreement; and each representation and warranty made in this Agreement by Buyer shall remain true and accurate in all respects both at the time made and at Closing. If any of the foregoing Seller conditions are neither fulfilled, nor waived by Seller prior to Closing, Seller, at its election and by written notice to Buyer, may terminate this Agreement and shall be released from all obligations under this Agreement (except for obligations which expressly survive termination), in which event the Deposit shall be returned to Buyer: provided however, in the event of a default by Buyer and termination by Seller, the Deposit shall be subject to Seller’s remedies set forth in this Agreement, all documents deposited in Escrow by Buyer or Seller shall be returned to the depositing party and the costs of the Escrowholder shall be borne by Buyer.

Seller [______]          Buyer [_____]

(b)
Lender Approval. Provided Seller has complied with its obligations hereunder, the Lenders and Agent (as defined in the Lender Consent, as defined below) shall have provided or waived all consents or approvals (“Lender Approval”) required under that certain Consent to Sale of Certain Collateral, a copy of which is attached hereto as Exhibit C (“Lender Consent”).  In the event Seller does not obtain Lender Approval as required by the Lender Consent, Seller shall provide written notice thereof to Buyer, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer, Seller shall not be in default under this Agreement (provided Seller shall have complied with its obligations hereunder), Seller shall reimburse Buyer for Buyer’s actual out-of-pocket expenses incurred in connection with its due diligence investigation with respect to the Property, up to a maximum of $15,000, Seller shall pay the costs of the Escrowholder, and neither party shall have any further obligations to the other (except for obligations which expressly survive termination). Seller’s reimbursement obligation under this Section 7(b) shall not be subject to any remedy or damage limitation in this Agreement, but in no event will such obligation exceed the maximum amount set forth in this Section 7(b).

8.
Transfer and Possession.  Seller shall deliver into Escrow the executed and recordable Deed, executed Bill of Sale and a non-foreign affidavit pursuant to Section 1445 of the IRS Code on Escrowholder’s standard form.  When all required funds and instruments have been deposited into Escrow by the appropriate parties, and when all other conditions to Closing have been fulfilled (or waived by the appropriate party), Escrowholder shall cause the Deed to be recorded, whereupon Seller shall deliver possession of the Property and the Personal Property to Buyer, subject to the terms of the Lease Agreement, as described in Section 16 below.

9.
Changes During Transaction. During the pendency of this transaction, Seller (i) shall keep the Property and the Personal Property in good working order and repair, (ii) shall maintain the present services provided to the Property and (iii) shall make or allow no substantial alterations or repairs to the Property or Personal Property be made or undertaken without the written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

10.	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

(a)
Organization and Authority.  Seller is duly organized and in good standing under the laws of the state of its organization.  Seller has the power and authority under its organizational documents to consummate the transactions contemplated in this Agreement, and all action and approvals required thereunder have been duly taken and obtained.

Seller [______]          Buyer [_____]

(b)
No Conflict.  Subject to obtaining Lender Approval, the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any provision any agreements binding upon Seller.

(c)	Title. To Seller’s actual knowledge, there are no unrecorded agreements, liens or encumbrances which may affect title to the Property.

(d)	Binding Agreement. Upon Seller’s execution of this Agreement, this Agreement shall be binding and enforceable against Seller in accordance with its terms.

(e)
No Other Agreements.  Seller has not entered into any contract, agreement or undertaking with any other person or entity for the sale, transfer, conveyance, exchange or other conveyance of the Property.

(f)
Bankruptcy.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or received notice of the filing of any involuntary petition in bankruptcy against Seller.

(g)
Environmental Matters. To Seller’s actual knowledge, the Property has never been utilized for the treatment, storage, or disposal of hazardous substances or wastes or petroleum products, and no hazardous substance or waste or petroleum products have ever been located on the Property, other than in compliance with applicable law.  During Seller’s ownership of the Property, Seller has not received any notice of any violations of any local, state, or federal statutes or laws governing the generation, treatment, storage, disposal or clean-up of hazardous substances. For purposes of this Section 9(f), “Seller’s actual knowledge” is limited to the actual knowledge (not implied or constructive and without inquiry or investigation) of GameTech International, Inc.

(h)
Litigation.   To the best of Seller’s knowledge, there is no action, suit, proceeding or investigation pending, nor threatened, before any agency, court, or other governmental authority which relates to the Property or Seller’s ownership, maintenance, or operation of the Property.

(i)	Possessory Rights. To Seller’s actual knowledge, no person except Seller has any right to possession of the Property or any portion thereof.

(j)
Special Assessment or Condemnation.   Seller has not received notice of, and has no actual knowledge of, any pending or current special assessments against, or an pending or threatened condemnation affecting, all or any part of the Property.

(k)
Governmental Authorities.   To Seller’s actual knowledge, the Property is in compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities having jurisdiction, including without limitation, those pertaining to zoning, land use, subdivision, building, safety, fire and health.  In addition, Seller has received no notice of any failure of the Seller to comply with any applicable governmental requirements in respect of the use, occupation and construction of the Property, including but not limited to environmental, zoning, platting and other land use requirements which have not been heretofore corrected to the satisfaction of the appropriate governmental authority, and Seller has received no notice of and has no knowledge of any violations or investigations relating to any such governmental requirement.

Seller [______]          Buyer [_____]

(l)
HVAC. To Seller’s actual knowledge, the heating, ventilation, air conditioning, mechanical, electrical and other systems and equipment forming a part of or used in connection with the Property are operative and in good working condition and in compliance with all applicable laws, ordinances, regulations and requirements.

(m)	Foreign Person. Seller is not a foreign person as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

The truth of the foregoing representations and warranties in all material respects on and as of the date hereof and on and as of the Close of Escrow shall be a condition precedent to Buyer’s obligations to purchase the Property and otherwise perform under this Agreement.  All representations and warranties by Seller set forth in this Agreement shall survive the execution and delivery of this Agreement, the recordation of the Grant, Bargain and Sale Deed and the Close of Escrow for a period of one (1) year.  All claims for breach of representation and warranty shall be made in writing prior to the expiration of the one-year period or such claims shall be deemed waived.

No examination or investigation of the Property by or on behalf of the Buyer prior to the Closing shall in any way modify, affect, or diminish Seller’s obligation under the representations, warranties, covenants, and agreements contained in this Agreement.

11.	Buyer’s Representations and Warranties. Buyer represents warrants and acknowledges to Seller that:

(a)
Authority and Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization.  Buyer has the power and authority under its organizational documents to consummate the transactions contemplated in this Agreement, and all action and approvals required therefore have been duly taken and obtained.

(b)	Financial Ability. Buyer has the financial ability to fund and pay the Purchase Price in cash or immediately available funds.

(c)	Binding Agreement. Upon Buyer’s execution of this Agreement, this Agreement shall be binding and enforceable against Buyer in accordance with its terms.

(d)
No Conflict.  The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreements binding upon Buyer.

Seller [______]          Buyer [_____]

(e)
No Further Warranties; “AS IS”.  Except as specifically set forth above in Section 10, Buyer agrees that Buyer is not relying on any representations, warranties, inducements, promises, agreements, assurances or statements, oral or written, made by Seller or made by any other party on Seller's behalf, as to (without limitation) the condition of the Property or Personal Property, any restrictions related to the Property, or the suitability of the Property or Personal Property for any purpose whatsoever.  Buyer represents and warrants to Seller that, on or before the Close of Escrow, Buyer (a) will make its own investigation of all aspects of the Property and Personal Property, or will have knowingly waived its rights to do so, (b) will assume the accompanying risk in its entering into this Agreement and carrying out the transactions contemplated herein, and (c) will rely solely on its own independent investigation of the Property.

As a material inducement to Seller to enter into this Agreement and convey the Property to Buyer, Buyer agrees and acknowledges that, except as specifically set forth above in Section 10, the Property is sold in its existing condition, “AS IS, WHERE-IS, WITH ALL FAULTS”, Buyer will accept the Property in such condition, and Buyer hereby acknowledges and agrees, and understands that except as specifically set forth above in Section 10, Seller is making no warranties, expressed or implied, regarding the Property or the Personal Property.  Buyer also acknowledges that some defects may become apparent only after Closing and, except as specifically set forth in Section 10, hereby releases Seller from blame and all liability for such “latent defects” (if any).  If this Agreement required Seller to make any representations or warranties other than those specifically set forth above in Section 10, Seller would have required a materially higher Purchase Price for the Property or refused to sell the Property.

This Section 11(e) will survive the Closing.

By initialing this provision, Buyer acknowledges that this provision has been read and fully understood and that Buyer has had the opportunity to seek advice from his or her counsel about its meaning and significance as part of this Agreement and the transactions contemplated herein.

_______________
Buyer’s Initials

The truth of the foregoing representations and warranties in all material respects on and as of the date hereof and on and as of the Close of Escrow shall be a condition precedent to Seller’s obligations to sell the Property and otherwise perform under this Agreement.  All representations and warranties by Buyer set forth in this Agreement shall survive the execution and delivery of this Agreement and the Close of Escrow for a period of one (1) year.  All claims for breach of representation and warranty shall be made in writing prior to the expiration of such one-year period or shall be deemed waived.

12.	Assignability. Buyer shall have the right to assign its rights hereunder to any related person or entity of Buyer provided the assignee shall assume all of the obligations of Buyer contained herein.

Seller [______]          Buyer [_____]

13.
Time of Essence and Escrow Cancellation.  Time is of the essence of every provision of this Agreement in which time is an element.  If the date for any performance under this Agreement is a weekend or holiday in the State of Nevada, then performance shall be due on the next business day.

14.	Default and Remedies.

(a)
Seller’s Failure.   If Seller shall fail to fully and timely perform any of its obligations hereunder, or if any warranty or representation made by Seller herein is not true and correct in all material respects, and such failure shall continue for five (5) business days following notice thereof in writing from Buyer, then Buyer may either (i) terminate this Agreement and the Deposit shall be returned to Buyer and Buyer shall be entitled to collect from Seller all damages, costs and expenses incurred by Buyer in connection with the default by Seller and the transaction contemplated by this Agreement (and specifically excluding any consequential damages, indirect damages, punitive damages or lost profits) (“Damages”), or (ii) seek specific performance of this Agreement, together with all Damages.

(b)
Buyer’s Failure. If Escrow does not close due to Buyer’s failure to fully and timely perform any of its material obligations hereunder, except as permitted under Section 6(c), and Seller is not in default hereunder, the Escrowholder is irrevocably instructed to deliver the Deposit to Seller as liquidated damages for Buyer’s failure to complete the purchase, it being acknowledged by Buyer and Seller that the damages which Seller would sustain would be impracticable or extremely difficult to fix or determine.  Buyer and Seller agree that the liquidated damages shall be Seller’s sole and exclusive remedy for Buyer’s default hereunder.  Buyer and Seller agree that Seller’s economic detriment resulting from the removal of the Property from the real estate market and other activities in furtherance of this Agreement would be extremely difficult to ascertain.  Accordingly, the parties acknowledge that the actual damages caused Seller by the failure to close Escrow would be extremely difficult to establish.  In addition, Buyer desires to have a limitation on its potential liability to Seller if this transaction fails to close.  Therefore, in order to induce Seller to waive all other remedies Seller may have in the event of breach by Buyer of its obligations hereunder,  Buyer and Seller have agreed to the concept of liquidated damages as set forth herein, with the amount and timing of the payment having been the subject of negotiation between the parties.  By placing their initials below, Buyer and Seller acknowledge that they have read, understood, and agreed to be bound by this provision.

______________	_______________
Seller’s Initials	Buyer’s Initials

15.
Further Documents and Acts. Each of the parties hereto agrees to cooperate in good faith with the other, and to execute and deliver the Lease Agreement described in Section 16 below, such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

Seller [______]          Buyer [_____]

16.
Seller Lease Back.  Seller agrees to lease the office space and approximately 50,000 square feet of the warehouse, each as shown on the Floor Plan (“Leased Premises”), together with the Personal Property located therein, from Close of Escrow through April 30, 2013.  The lease rate shall be $40,000 per month modified gross rent (included in the rent are real estate taxes, insurance on the building and the utilities).  As tenant, Seller shall pay for their personal property taxes, janitorial services and trash collection, lawn maintenance, snow removal, and annual fire system inspection, light replacements in the warehouse and office areas (as needed), contents insurance and glass replacement insurance.  As landlord, Buyer will take over, or establish, service contracts for the maintenance of the warehouse heaters and office HVAC systems.  Buyer shall have the right to possession and use of the remainder of the Property, including without limitation the north 80’ by 320’ of the warehouse area, as shown on the Floor Plan, at any time during the lease back period and shall also have the right to make improvements to the dock area at the north east area of the building, as shown on the Floor Plan. Buyer shall be responsible for placing a chain link fence to demise the space prior to their use and Seller shall be responsible for placing any slats in the chain link fence, if required.  Buyer’s use of the space and improvements to the dock area shall not cause unreasonable interruption to Seller’s operations. Upon closing, Seller will vacate and deliver to Buyer possession of the Property and the Personal Property, except the Leased Premises and the Personal Property in the Leased Premises. During the Investigation Period, Seller and Buyer shall cooperate and negotiate a Lease Agreement for the Leased Premises (“Lease Agreement”), the form and content of which will be agreed to by Buyer and Seller on or before the expiration of the Investigation Period.

17.
Eminent Domain Proceedings; Damage.  If at any time during the Escrow period the Property or any portion thereof is damaged or threatened with condemnation, or legal proceedings are commenced under the power of eminent domain, Seller shall forthwith notify Buyer in writing.  Thereupon, if a substantial portion (i.e., at least ten (10) percent) of the Property is so damaged or threatened, Buyer may terminate this Agreement and cancel Escrow by giving written notice to Escrowholder and Seller.  If there be no such termination, then each of the parties shall cooperate with the other during the course of any such eminent domain proceedings or threat thereof, and shall furnish to the other full copies of all pleadings, correspondence, documents, and other data concerning the same.  Seller shall make all commercially reasonable efforts to postpone any definitive proceedings, including, without limitation, a trial on the merits of the case, until after the Closing.  Buyer at its expense shall be in control of any such condemnation proceedings or threat thereof during the Escrow period, but shall deal through Seller or consult with Seller prior to making any substantial negotiations or communications with public agencies or any substantial decisions affecting such proceedings or threat thereof.  Any condemnation award by a court or insurance proceeds payable for such damage shall be paid to Buyer and Buyer shall be entitled to retain all insurance and condemnation proceeds in the event that Close of Escrow occurs.

18.
Broker’s Commissions. The parties acknowledge that the sale of the Property is subject to a brokerage commission of four percent (4%) of the Purchase Price.  Said commission shall be paid in full by Seller upon Close of Escrow one-half (1/2) to CB Richard Ellis, Seller’s Representative, and one-half (1/2) to Grubb & Ellis|NCG, Buyer’s Representative.   Escrowholder is hereby instructed to make such payments by Seller at Close of Escrow out of the sale proceeds.

Seller [______]          Buyer [_____]

Except as expressly set forth above, Seller and Buyer each represent to the other that, to the best of their knowledge, no brokerage commission, finder’s fee or other compensation of any kind is due or owing to any person or entity in connection with the transactions covered by this Agreement.  Each party agrees to and does hereby indemnify and hold the other harmless from and against any and all costs, liabilities, losses, damages, claims, causes of action or proceedings which may result from any broker, agent or finder, licensees or otherwise, claiming through, under or by reason of the conduct of the indemnifying party in connection with this transaction.

19.
Seller Limitations.  Seller acknowledges and agrees that up until the time of Closing or the termination of this Agreement, whichever occurs first, Seller will not list or otherwise market the Property for sale or solicit, entertain, negotiate, or accept backup offers for the acquisition or other transfer of the Property or Personal Property.

20.
Confidentiality. Except as provided in the next sentence below, Buyer and Seller each agree that neither it, nor its respective affiliates, directors, officers, employees, agents or representatives, will disclose the existence or the terms of this Agreement to any third party without the prior written consent of the other.  Except as and to the extent required by law, including but not limited to Securities and Exchange Commission rules and regulations, or as may be reasonably required in order to complete Buyer’s due diligence investigation and transactions contemplated herein, unless and until the purchase and sale contemplated herein shall have been completed or all of the material terms of the proposed transaction have been announced by the Seller with the written consent of Buyer, which shall not be unreasonably withheld, in either case as herein contemplated, the existence and the terms and conditions of this Agreement shall be kept confidential by the Buyer and Seller.

21.
Waiver, Consent and Remedies. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach thereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision.  The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future.  All rights, remedies, undertakings, obligations, options, covenants, conditions, and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of the other.

22.
Attorney’s Fees. In the event of any declaratory or other legal or equitable action instituted between Seller, Buyer and/or Escrowholder in connection with this Agreement, then as between Buyer and Seller the prevailing party shall be entitled to recover from the losing party all of its or his costs and expenses including but not limited to court costs and reasonable attorney’s fees.

23.
Notices. Any notice, request, demand, consent, approval or other communication required or permitted hereunder or by law shall be validly given or made only if in writing and delivered in person to the other party or deposited in the United States mail, duly certified or registered (return receipt requested), postage prepaid, addressed to the party for whom intended as follows:

Seller [______]          Buyer [_____]

If to Seller:	Game Tech International, Inc James Robertson 8850 Double Diamond Blvd. Reno, NV 89521 Email Address: jrobertson@gtiemail.com

If to Buyer:	Kassbohrer All Terrain Vehicles, Inc. Mr. John Gilbert 750 A South Rock Blvd. Reno, NV 89502 Email Address: jccgilbert@aol.com

Any party may from time to time, by written notice to the other, designate a different address which shall be substituted for that specified above.  If any notice or other document is sent by mail as aforesaid, the same shall be deemed delivered and received  two (2) business days after being deposited in the U.S. mail. Notwithstanding anything to the contrary in this Section 23, any notices under Section 6 hereof may also be given by email, together with a hard copy sent within 24 hours in the manner provided above in this Section 23. Notice by email shall be deemed delivered and received when sent.

24.
Gender and Number.  In this Agreement (unless the context requires otherwise), the masculine, feminine and neither genders and the singular and the plural shall be deemed to include one another as appropriate.

25.
Entire Agreement. This Agreement and its exhibits, if any, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof.  All prior agreements, representations, negotiations, and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

26.	Captions. The captions used herein are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

27.
Governing Law. This Agreement and the exhibits attached hereto, if any, have been negotiated and executed in the State of Nevada and shall be governed and construed under the laws of the State of Nevada.

28.
Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole.

29.	Amendments. No addition to or modification of any provision contained in the Agreement shall be effective unless fully set forth in writing by both Buyer and Seller.

Seller [______]          Buyer [_____]

30.
Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  Signatures delivered by facsimile or electronic transmission are binding for purposes of this Agreement.

31.
No Representation By Seller. As of Close of Escrow, Buyer acknowledges that it has inspected, or has had the opportunity to inspect, the Property and observe its physical characteristics and conditions, and hereby waives any and all objections to the physical characteristics and conditions except as otherwise provided herein.  Buyer acknowledges that neither Seller nor any of its employees, agents, or representatives has made any representations, warranties, or covenants by or on behalf of Seller as to any matters concerning the Property, the present or future usage of the Property, or the suitability of the Property for Buyer’s intended use, except as specifically contained in this Agreement.

32.
Mediation. If a dispute arises out of or relates to this Agreement or its breach, the parties agree to first try in good faith to settle the dispute by voluntary non-binding mediation before resorting to court action or litigation.  The fees of the mediator will be shared equally between all parties to the dispute.

[SIGNATURE PAGE FOLLOWS]

Seller [______]          Buyer [_____]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Seller”	“Buyer”
GameTech International, Inc.,	Kassbohrer All Terrain Vehicles, Inc.,
a Delaware corporation	a Maine corporation

By: _______________________________	By: _______________________________

Name: ____________________________	Name: ____________________________

Title: _____________________________	Title: _____________________________

This Agreement and the Deposit are accepted this _____ day of _______________, 2011.

ESCROW HOLDER: Ticor Title By: _________________________________ Name: _______________________________ Title: ________________________________

Attachments:
Exhibit A - Description of Property

Exhibit B - Floor Plan (showing rooms referenced in Section 4(d) of this Agreement, Leased Premises and 80’ by 320’ area reserved for use by Buyer)

Exhibit C - Lender Consent Letter

Seller [______]          Buyer [_____]

Exhibit A

PROPERTY

All that certain real property situated in the County of Washoe, State of Nevada, described as follows:

Parcel 2 of PARCEL MAP NO. 4886, according to the map thereof, recorded in the office of the County Recorder of Washoe County, State of Nevada, on March 3, 2008, as File No. 3626569 Official records.

APN:  163-090-40

Seller [______]          Buyer [_____]

Exhibit B

FLOOR PLAN
(Attached)

Seller [______]          Buyer [_____]

3

Exhibit C

LENDER CONSENT
(Attached)

Seller [______]          Buyer [_____]
4